                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (the "Agreement") is entered into as of February 24, 2003 by and among EMP Group L.L.C., a Delaware limited liability company (the "Company"), and EMP Merger Corporation, a Delaware corporation ("Merger Corp"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the EMP Group L.L.C. Fourth Amended and Restated Limited Liability Company Agreement and Investors Rights Agreement dated as of January 23, 2003 (the "Current LLC Agreement").

        WHEREAS, the parties to this Agreement desire to effect a recapitalization of the Company in which, upon the terms and subject to the conditions set forth herein and, in accordance with the Delaware Limited Liability Company Act (as amended, the "LLC Act") and the Delaware General Corporation Law (as amended, the "DGCL"), Merger Corp will merge with and into the Company (the "Merger"), with the Company surviving the Merger, and each of the Units shall be converted into the right to receive the consideration set forth in Section 2 of this Agreement;

        WHEREAS, the Board of Managers of the Company has approved and declared the Merger advisable and the Evercore Member and any other necessary Members pursuant to Section 4.1 of the Current LLC Agreement have adopted this Agreement and the Amended LLC Agreement (as defined below) and approved the Merger and the other transactions contemplated hereby;

        WHEREAS, the Board of Directors of Merger Corp has approved and declared the Merger advisable and the sole stockholder holding voting securities of Merger Corp has adopted this Agreement and approved the Merger and the other transactions contemplated hereby;

        WHEREAS, David J. Pecker ("DJP"), the Chief Executive Officer of American Media, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("AMI"), and AMI have entered into an Amended and Restated Employment Agreement as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, among other things, the Employment Term (as defined therein) shall be extended in the manner set forth therein; and

        WHEREAS, Thomas H. Lee Equity Fund V, L.P. and certain of its Affiliates (as defined below), Evercore Capital Partners II L.P. and certain of its Affiliates, DJP and the parties set forth on the signature pages thereto have executed and delivered on the date hereof that certain Contribution Agreement attached hereto as Exhibit F (the "Contribution Agreement"), pursuant to which, upon the terms and subject to the conditions set forth therein, such Transferors (as defined in the Contribution Agreement) will contribute certain Units or cash to Merger Corp immediately prior to the Merger in consideration for the issuance by Merger Corp to such Transferors of shares of Class B Common Stock, par value $0.01 per share, of Merger Corp ("Merger Corp Common Stock").

        NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

        1.      The Merger.

                1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the LLC Act and the DGCL, at the Effective Time (as defined below), Merger Corp shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Corp shall cease at the Effective Time and the Company shall continue as the surviving limited liability company of the Merger (the "Surviving Company").

                1.2 Effective Time. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Section 6 hereof, on the Closing Date (as defined below), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the LLC Act and the DGCL (the date and time of such filing, or if another date and time is permissible under the LLC Act and the DGCL and agreed to by Merger Corp and the Company, and specified in such filing, such specified date and time, being the "Effective Time").

                1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the LLC Act and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Corp shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Corp shall become the debts, liabilities and duties of the Surviving Company.

                1.4 Limited Liability Company Agreement. At the Effective Time, the Current LLC Agreement shall be amended, restated and replaced in its entirety by the EMP Group L.L.C. Fifth Amended and Restated Limited Liability Company Agreement and Investors Rights Agreement attached hereto as Exhibit A (the "Amended LLC Agreement"), which shall be the limited liability company agreement of the Surviving Company. Each Transferor shall execute a counterpart to the Amended LLC Agreement and shall be admitted to the Company as a member of the Company and shall be bound by the Amended LLC Agreement as of the Effective Time. At the Effective Time, Members of the Company holding Class B Units immediately prior to the Merger (other than the Merger Corp) will automatically continue as members of the Company and will be bound by the Amended LLC Agreement, without any further action, subject to Section 2.2(c) hereof.

                1.5 Board of Managers and Officers. The Board of Managers of the Surviving Company at the Effective Time shall be as set forth in the Amended LLC Agreement, each such member of the Board of Managers to hold office in accordance with the Certificate of Formation and the Amended LLC Agreement of the Surviving Company until the earlier of such member's resignation or removal, or until such member's respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Amended LLC Agreement of the Surviving Company until the earlier of such officer's resignation or removal, or until such officer's respective successors are duly elected and qualified, as the case may be.

                1.6 Closing. Unless this Agreement shall have been earlier terminated in accordance with Section 7.1 hereof, the consummation of the transactions contemplated by this Agreement (the "Closing") shall, subject to the satisfaction or waiver (by the parties entitled to the benefits thereof) of the conditions set forth in Section 6 hereof, take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on a day selected by the parties that is no later than forty-five (45) days after the day on which the conditions set forth in Sections 6.1(b), (c), and (e) are satisfied or waived, but in no event later than June 30, 2003, unless the parties hereto agree to another date (such date, the "Closing Date").

        2.      Conversion of Securities.

                2.1 Capital Stock of Merger Corp. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock or equity interests of the Company or Merger Corp, (i) each share of Class A Common Stock, $0.01 par value per share, of Merger Corp (the "Class A Common Stock") issued and outstanding shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $0.10 (the "Class A Common Stock Consideration"), and (ii) each share of issued and outstanding Merger Corp Common Stock shall be converted into one (1) Class A Unit (as defined in the Amended LLC Agreement and referred to herein as a "New Class A Unit") of the Surviving Company, such conversion to be reflected in Annex A of the Amended LLC Agreement. All such shares of Class A Common Stock and Merger Corp Common Stock converted pursuant to this Section 2.1 shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time.

                2.2 Units of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock or equity interests of the Company or Merger Corp:

                (a) each of the Class A Units of the Company issued and outstanding immediately prior to the Effective Time (other than Class A Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $1,605.272 (the "Class A Units Consideration") and all such Class A Units converted pursuant to this Section 2.2(a) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time;

                (b) each of the Class A-1 Units of the Company issued and outstanding immediately prior to the Effective Time (other than Class A-1 Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from

Merger Corp, without interest, an amount equal to $1,605.272 (the "Class A-1 Units Consideration") and all such Class A-1 Units converted pursuant to this
Section 2.2(b) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time;

                (c) each of the Class B Units of the Company issued and outstanding immediately prior to the Effective Time, if any, shall be shall be converted into 0.913 New Class A Units, such conversion to be reflected in Annex A of the Amended LLC Agreement, and all such Class B Units converted pursuant to this Section 2.2(c) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time;

                (d) each of the Class C Units of the Company issued and outstanding immediately prior to the Effective Time (other than Class C Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $1,726.37 (the "Class C Units Consideration") and all such Class C Units converted pursuant to this Section 2.2(d) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time;

                (e) each of the Class D Units of the Company issued and outstanding immediately prior to the Effective Time, if any, shall be shall be canceled and retired, without any consideration therefor, and cease to exist after the Effective Time;

                (f) each of the Class E Units of the Company issued and outstanding immediately prior to the Effective Time (other than Class E Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $913.10 (the "Class E Units Consideration") and all such Class E Units converted pursuant to this Section 2.2(f) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time;

                (g) each of the Class F Units of the Company issued and outstanding immediately prior to the Effective Time (other than Class F Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $1,751.138 (the "Class F Units Consideration") and all such Class F Units converted pursuant to this Section 2.2(g) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time;

                (h) each of the Class G Units of the Company issued and outstanding immediately prior to the Effective Time, if any, shall be shall be canceled and retired, without any consideration therefor, and cease to exist after the Effective Time;

                (i) each of the Class H Units of the Company issued and outstanding immediately prior to the Effective Time (other than Class H Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $1,683.803 (the "Class H Units Consideration") and all such Class H Units converted pursuant to this Section 2.2(i) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time; and

                (j) each of the Profits Units of the Company issued and outstanding immediately prior to the Effective Time (other than Profits Units, if any, held by Merger Corp, which shall be canceled and retired and no payment shall be made or consideration delivered in respect thereof), if any, shall be converted into the right to receive in cash from Merger Corp, without interest, an amount equal to $314.649 (the "Profits Units Consideration," and together with the Class A Units Consideration, the Class A-1 Units Consideration, the Class C Units Consideration, the Class F Units Consideration and the Class H Units Consideration, the "Cash Merger Consideration") and all such Profits Units converted pursuant to this Section 2.2(j) shall thereafter no longer be issued and outstanding and shall automatically be canceled and retired and cease to exist after the Effective Time.

                2.3 Payments of Cash Merger Consideration. As of the Effective Time, subject to Section 2.4 hereof, Merger Corp shall remit to each Member that is entitled to receive Cash Merger Consideration pursuant to Section 2.2, in immediately available funds, the amount of Cash Merger Consideration due to such Member pursuant to Section 2.2, by wire transfer to such respective account as such Member shall have notified to the Company for such purpose at least seven (7) days prior to the Closing Date and otherwise by mailing a check in such amount to such Member's address set forth on Annex A of the Current LLC Agreement (or such other address furnished by the Member to the Company in writing at least seven (7) days prior to the Closing Date), provided, however that such remitted Cash Merger Consideration shall be net of the outstanding principal amount and accrued but unpaid interest thereon through and including the Closing Date with respect to those loans outstanding on the Closing Date (such amount to be determined by the Company and delivered by written notice to such Member two (2) days prior to the Closing Date) from the Company or any of its Subsidiaries to such Member as set forth on Schedule 2.3 attached hereto and the corresponding promissory note or notes with respect to such loans shall be cancelled and no longer outstanding, provided, further that each such Member shall have furnished to the Company a W-9 or W-8 (if applicable). As of the Effective Time, subject to Section 2.4 hereof, Merger Corp shall remit to the holder of all of the issued and outstanding shares of the Class A Common Stock entitled to receive Class A Common Stock Consideration pursuant to Section 2.1, in immediately available funds by check, the amount of Class A Common Stock Consideration due to such holder pursuant to Section 2.1. At the Effective Time, the amounts held in the Merger Corp's account set forth on Exhibit A to the Contribution Agreement representing the aggregate amount of Cash Contributions (as defined in the Contribution Agreement) shall be transferred to an account for the benefit of the holders of the Class A Units, the Class A-1 Units, Class C Units, the Class E Units, the Class F Units, the Class H Units and the Profit Units for purposes of disbursing the Class A Units Consideration, the Class A-1 Units Consideration, Class C Units Consideration, the Class E Units Consideration, the Class F Units Consideration, the Class H Units Consideration and the Profits Units Consideration in accordance with Section 2.2 hereof. The Company shall provide the wiring instructions for such account to Merger Corp at least seven (7) days prior to the Closing Date.

                2.4 Withholding from Cash Merger Consideration. Merger Corp and the Surviving Company shall be entitled to deduct and withhold from the Cash Merger Consideration otherwise payable pursuant to this Agreement to any holder of Units such amounts as the Surviving Company is required to deduct and withhold under the Code (as defined below), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Units in respect of whom such deduction and withholding was made by the Surviving Company, and the Surviving Company shall provide receipts or similar evidence of such withholding to such holders of Units.

        3. Representations and Warranties by the Company. The Company hereby represents and warrants to Merger Corp, as of the date hereof, except as set forth in the Company Disclosure Schedules attached hereto, as follows:

                3.1     Organization.

                (a) Each of the Company and its Subsidiaries (as defined below) is (a) duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and (b) has all requisite organizational power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement, in each case other than effects due to (A) general economic, market or political conditions, (B) matters generally affecting the industry in which the Company operates or (C) any matters resulting from the execution, delivery, performance or announcement of this Agreement and the other agreements described herein and the transactions contemplated hereby and thereby. For the avoidance of doubt, the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Material Adverse Effect in the second to last sentence of this Section 3.1(a).

                (b) The Company has made available to Merger Corp complete and accurate copies of the Certificate of Formation of the Company and of the charter, bylaws or other organizational documents, each as amended to date, of each Subsidiary of the Company.

                3.2     Capitalization, Equity Ownership.

                (a) Immediately following consummation of the transactions contemplated hereby, the Surviving Company's total outstanding limited liability company interests will consist solely of the New Class A Units issued in the Merger in accordance with Section 2.2 hereof and 65,368.857 new Class B Units (the "New Class B Units," and together with the New Class A Units, the "New Units"), in each case, issued and outstanding as set forth in more detail on
Schedule 3.2(a) of the Company Disclosure Schedules; all of the foregoing securities of the Surviving Company will have been duly authorized and will be validly issued and fully paid and non-assessable, and none of them will be issued in violation of any preemptive or similar right; and, except as contemplated in this Agreement, the Amended LLC Agreement or the other agreements, instruments or documents delivered in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries will be a party to, or bound by, any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any membership interest or any other security of the Company or any other security exercisable or exchangeable for or convertible into any membership interest or any other security of the Company, and there will not be any outstanding option, warrant, or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any membership interest or any other security of the Company or any other security exercisable or convertible into any membership interest or any other security of the Company. Except as set forth in this Agreement or in the Amended LLC Agreement, there are no outstanding stock appreciation rights, phantom stock, profit participation, performance units or similar rights with respect to the Company or voting trusts, proxies, or other agreements or understandings with respect to the Units or New Units to which the Company is party.

                (b) Schedule 3.2(b) of the Company Disclosure Schedules sets forth for each of the Company's Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the authorized capital stock, if applicable, and the capital stock or limited liability company interests held by the Company, directly or indirectly, in such Subsidiary immediately following the consummation of the transactions contemplated hereby. The Company and/or one or more wholly-owned Subsidiaries of the Company are the sole beneficial and record owners of the outstanding shares of capital stock or other interests in each of its Subsidiaries, free and clear of all liens, except
(x) for Permitted Encumbrances (as defined below) and (ii) as set forth on
Schedule 3.2(b) of the Company Disclosure Schedules. All of the outstanding shares of capital stock and limited liability company interests of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and free and clear of all liens and none of them has been issued in violation of any preemptive or similar right, except (1) for Permitted Encumbrances and (2) as set forth on Schedule 3.2(b) of the Company Disclosure Schedules. Except as contemplated in this Agreement or the other agreements, instruments or documents delivered in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries will be a party to, or bound by, any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any membership interest or any other security of any of the Company's Subsidiaries or any other security exercisable or exchangeable for or convertible into any membership interest or any other security of any of the Company's Subsidiaries, and there will not be any outstanding options, warrants, or other rights to subscribe for or purchase, or any contract, agreement or arrangement with respect to, any membership interest or any other security of any of the Company's Subsidiaries or any other security exercisable or convertible into any membership interest or any other security of any of the Company's Subsidiaries. Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedules or in this Agreement, there are no (i) outstanding stock appreciation, phantom stock, profit participation, performance units or similar rights with respect to any of the Company's Subsidiaries, or (ii) voting trusts, proxies, or other agreements or understandings with respect to the voting of capital stock or limited liability company interests to which any of the Company's Subsidiaries is party. As used in this Agreement, "Permitted Encumbrance" shall mean (a) tax liens with respect to taxes not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established in accordance with generally accepted accounting principles, consistently applied; (b) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions, or other social security obligations; (c) purchase money security interests in any assets or property acquired by the Company or any of its Subsidiaries; (d) interests or title of a lessor under any lease under which the Company or any of its Subsidiaries is the lessee; (e) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction; (f) easements, rights of way, restrictions, and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Company or detracting from the value of the assets of the Company or any of its Subsidiaries in any material respect; (g) liens outstanding on the date hereof pursuant to agreements which will be satisfied as of the Closing; and (h) pledges, mortgages, security interests and other liens securing indebtedness under the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of January 23, 2003, by and among AMI, American Media Operations, Inc. ("AMO"), the Lenders a party thereto and JP Morgan Chase Bank, as Administrative Agent, and the Guarantors a party thereto, as amended.

                (c) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, limited liability company interests or any other security of the Company or any of its Subsidiaries, or to provide funds to or make any material investment in the Company or any of its Subsidiaries or any other entity except as set foth on Schedule 3.2(c) of the Company Disclosure Schedules.

                (d) Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, is a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member, (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than fifty percent (50%) of the equity, membership, partnership or similar interests.

                3.3 Authority. The Company has the power to enter into this Agreement and all other agreements, instruments and documents executed and delivered by the Company pursuant to this Agreement (collectively, the "Company Delivered Documents") and to perform its respective obligations thereunder. The execution, delivery and performance of the Company Delivered Documents and the consummation of the transactions contemplated thereby have been duly authorized by the Company and the required Members of the Company and no other proceeding or approval on the part of the Company is necessary to authorize the execution and delivery of the Company Delivered Documents or the performance of any of the transactions contemplated thereby. Assuming due authorization, execution and delivery of the Company Delivered Documents by the other parties thereto, the Company Delivered Documents will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

                3.4 No Violation. Neither the execution, delivery or performance of any of the Company Delivered Documents nor the consummation on the Closing Date of any of the transactions contemplated thereby (i) will violate or conflict with the Certificate of Formation of the Company or the Amended LLC Agreement, (ii) will result in any breach of, or default under, any provision of any Material Contract (as defined below), (iii) except for the Required Filings (as defined below), is prohibited by, or requires the Company to obtain or make, any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or with respect to which the Company or any of its Subsidiaries is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity, tax or encumbrance of any kind or description (collectively "Encumbrances" and individually an "Encumbrance") upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to the equity or any of the properties, assets, business, agreements or contracts of the Company, except (a) with respect to each of the foregoing, as set forth on Schedule 3.4 of the Company Disclosure Schedules and (b) with respect to the immediately foregoing clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, have a Material Adverse Effect.

                3.5     Undisclosed Liabilities. Since December 31, 2002 (except
(i) for the transactions contemplated by this Agreement and (ii) as set forth on
Schedule 3.5 of the Company Disclosure Schedules), neither the Company nor any of its Subsidiaries has incurred any liability or obligation (absolute, accrued, contingent, or otherwise) of any nature affecting the Company or any of its Subsidiaries or any of their properties or assets, other than (x) liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accouting principles in accordance with the Company's historical practices and
(y) such other liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect.

                3.6 Absence of Certain Changes. Since December 31, 2002 (except (i) for the negotiation execution and delivery of this Agreement and the other Company Delivered Documents, (ii) as contemplated by this Agreement and the other agreements contemplated herein and (iii) as set forth on Schedule 3.6 of the Company Disclosure Schedules):

                (a)     no Material Adverse Effect has occurred;

                (b) neither the Company nor any of its Subsidiaries has issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any equity interests or any other security of the Company or any of its Subsidiaries or granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any equity interests or any other security of the Company or any of its Subsidiaries;

                (c) no material property or asset of the Company or any of its Subsidiaries has been sold, transferred, or otherwise disposed of, and neither the Company nor any of its Subsidiaries has agreed to sell, transfer, or otherwise dispose of any of their respective properties or assets, except with respect to each of the foregoing in the ordinary course of business; and

                (d) There has not been any amendment to, or termination of, any contract, agreement or license that would reasonably be expected to have a Material Adverse Effect.

                3.7 Title to and Condition of Properties and Assets. Except as set forth on Schedule 3.7 of the Company Disclosure Schedules, the Company and each of its Subsidiaries have good and marketable title to all of their respective owned assets and properties, subject to no Encumbrances (other than Permitted Encumbrances). The Company's and its Subsidiaries' facilities, machinery, furniture, office, and other equipment are in good operating condition and repair, subject only to ordinary wear and tear, and neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is in violation of any applicable ordinance, regulation, or building, zoning, environmental or other law in respect thereof, except with respect to each of the foregoing as would not, individually or in the aggregate, have a Material Adverse Effect. The assets of the Company consist solely of capital stock of AMI, and the assets of AMI consist solely of capital stock of AMO.

                3.8 Property. Attached hereto as Schedule 3.8 of the Company Disclosure Schedules is a true and complete list of all real property owned and real and material personal property leased by the Company and each of its Subsidiaries. Each lease set forth on Schedule 3.8 of the Company Disclosure Schedules pursuant to which the Company or any of its Subsidiaries leases any real property or personal property is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights (ii) subject to general principles of equity. There is not under any such lease any default by the

Company or any of its Subsidiaries or any event that with notice or lapse of time or both would constitute such a default by the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has not taken adequate steps to prevent such default from occurring, except for any such defaults and events as would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's Knowledge, there is not under any such lease any default by any other party thereto or any event that with notice or lapse of time or both would constitute such a default thereunder by such party, except for such defaults and events as would not, individually or in the aggregate, have a Material Adverse Effect.

                3.9 Material Contracts. All Material Contracts (as defined below) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound are listed on Schedule 3.9 of the Company Disclosure Schedules. Except as disclosed on Schedule 3.9 of the Company Disclosure Schedules, each Material Contract is valid and subsisting, and the Company or any of its Subsidiaries, as applicable, has duly performed in all material respects all its obligations under each such Material Contract to which it is party to the extent that such obligations to perform have accrued, and no breach or default or, to the Company's Knowledge, any other party or obligor thereunder, has occurred. For purposes hereof, a "Material Contract" of the Company or any of its Subsidiaries means any agreement, arrangement, bond, commitment, indemnity, lease or license to which such person is a party that (a) by its terms obligates such person to pay an amount in excess of $1,000,000 per year and which cannot be terminated or canceled by such person without liability or penalty upon ninety (90) days' or less prior notice, (b) limits or restricts the ability of such person to compete or to conduct its business in any manner or place, (c) is a credit agreement, note, bond, mortgage, deed of trust, or indenture evidencing any indebtedness of such person for borrowed money, (d) is a guaranty or obligation, other than pursuant to the Plans, of any affiliate, officer, or director of such person, from or to such person, (e) provides for the purchase and sale of any business, corporation, partnership, limited liability partnership, limited liability company, joint venture, association or other business organization, or (f) would be required to be required to be filed by the Company pursuant to Item 601(10) of Regulation S-K of the Rules and Regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, provided, however, that "Material Contracts" shall not mean or include any of the Employee Benefit Plans.

                3.10 Litigation. Except as set forth on Schedule 3.10 of the Company Disclosure Schedules, there are no actions, suits, proceedings, or investigations, either at law or in equity, or before any commission or other administrative authority in any jurisdiction, of any kind now pending or, to the Company's Knowledge, threatened which (i) are reasonably likely to result in any liability for the Company or any of its Subsidiaries in excess of $100,000, either individually or in the aggregate, (ii) questions the validity of any Company Delivered Document or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by the Company or any of its Subsidiaries under any Company Delivered Document. None of the Company or its Subsidiaries has received any written notice of any material violation of any laws or any investigation of any such violation from any governmental authority, commission or other administrative authority in any jurisdiction, of any kind.

                3.11    Patents, Copyrights and Trademarks.

                (a) Schedule 3.11 of the Company Disclosure Schedules sets forth a complete list of all material trade names, trademarks and service marks (collectively, the "Trademarks"), and all domain names owned or held by the Company and its Subsidiaries and used in the conduct of their respective businesses. Except as set forth in Schedule 3.11 of the Company Disclosure Schedules, (i) each of the Company and its Subsidiaries owns, possesses, or licenses all Intellectual Property Rights (as defined below) necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) the Trademarks for all of the publication titles that are published as of the date hereof by the Company and its Subsidiaries, and, to the Company's Knowledge, all of the other Intellectual Property Rights owned or held by the Company and its Subsidiaries and used in the conduct of their respective businesses, are free of any adverse ownership claims, including without limitation, claims by current and former employees, freelance authors or independent contractors. Except as set forth on Schedule 3.11 of the Company Disclosure Schedules, there is no claim challenging the scope, validity, or enforceability of any of the Intellectual Property Rights owned or held by the Company and its Subsidiaries and used in the conduct of their respective businesses. To the Company's Knowledge, neither the Company nor any of its Subsidiaries is infringing or is subject to any unfair competition claim with respect to any Intellectual Property Rights of any person or entity, and neither the Company nor any of its Subsidiaries has received any such claim or other notice of any such violation or infringement. Except as set forth on Schedule
3.11 of the Company Disclosure Schedules, to the Company's Knowledge, no person is infringing upon any of the Intellectual Property Rights owned or held by the Company and its Subsidiaries and used in the conduct of their respective businesses. For purposes of this Agreement, "Intellectual Property Rights" includes all copyrights, patents, Trademarks, domain names, whether registered or at common law, all applications therefor, and all other proprietary or intellectual property rights.

                (b) The Company and each of its Subsidiaries have taken reasonable precautions to (i) protect the confidentiality, integrity and security of all software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby ("Software") from any unauthorized use, access, interruption or modification by third parties; (ii) comply with all applicable laws with respect to the privacy of all on-line users and customers and any information related thereto; (iii) maintain the security and integrity of transactions executed through its Software; (iv) verify the correct identity of its users and customers; and (v) ensure the enforceability of any transactions executed through its Internet web sites.

                3.12 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with, and the execution and delivery of this Agreement and the other Company Delivery Documents and the consummation by the Company of the transactions contemplated hereby and thereby, will comply with, all federal, state and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the Company and each of its Subsidiaries, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree, in each case, except such non-compliance, defaults or violations, if any, that would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with (i) all applicable requirements of all state, local and foreign governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 and all rules, regulations and orders thereunder, and (iii) all applicable laws and related rules and regulations of all jurisdictions affecting labor union activities, civil rights, or employment, including, without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act, in each case, other than any such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

                3.13 Governmental Authorizations and Regulations. Each material license, franchise, permit and other governmental authorization held by the Company or its Subsidiaries is valid, and neither the Company nor any of its Subsidiaries has received any notice that any governmental authority intends to cancel, terminate or not renew such material license, franchise, permit or other governmental authorization. After the Closing, the Company or any of its Subsidiaries will continue to hold all material licenses, franchises, permits and other governmental authorizations necessary to the conduct of their respective businesses as currently conducted. Except for (i) compliance with any applicable requirements of the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended, and state blue sky or securities laws and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the foregoing, collectively, the "Required Filings"), no consent of, or filing with, any governmental authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the other Company Delivered Documents and the consummation of the transactions contemplated hereby and thereby.

                3.14 Labor Matters. No employees of the Company or any of its Subsidiaries are currently represented by a labor union or labor organization, no labor union or labor organization has been certified or recognized as a representative of any such employees, and neither the Company nor any of its Subsidiaries has any obligation under any collective bargaining agreement or other agreement with any labor union or labor organization that, in any way, affects the Company or any of its Subsidiaries. To the Company's Knowledge, there are not any activities or efforts of any labor union or labor organization (or representative thereof) to organize any employees of the Company or any of its Subsidiaries or of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages, or lock-outs of any kind, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries or any actual or claimed representative thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof. Neither the Company nor any of its Subsidiaries is involved in any dispute or negotiation regarding a claim of material importance with any labor union or labor organization concerning any employee of the Company or any of its Subsidiaries and there are no controversies, claims, demands or grievances of material importance pending or, to the Company's Knowledge, threatened, between the Company or any of its Subsidiaries and any of their respective employees or any actual or claimed representative thereof.

                3.15 Relationships. To the Company's Knowledge, the relationships of each of the Company's Subsidiaries' with material suppliers, distributors, dealers, sales representatives, customers and others having business relationships with them are generally satisfactory, and there is no indication of any intention by any party thereto to terminate or modify the terms of any of such relationships, except for any termination or modification which would not reasonably be expected to have a Material Adverse Effect.

                3.16 Employees. Except as set forth on Schedule 3.16 of the Company Disclosure Schedules, as of the date hereof, there has been no resignation or termination of employment of any officer of the Company or any of the following officers of any of the Company and its Subsidiaries: (i) Executive Vice President/Editorial Director Tabloids; (ii) Senior Vice President/Group Editorial Director of Shape, Fit Pregnancy and Natural Health; (iii) Executive Vice President/Chief Financial Officer; (iv) Executive Vice President/Chief Marketing Officer; (v) the president/Chief Executive Officer of Distribution Services, Inc.; (vi) the Senior Vice President of Manufacturing and (vii) the Senior Vice President and General Counsel. Except as set forth on Schedule 3.16 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has entered into any currently effective severance or similar arrangement in respect of any of their respective present or former employees that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any present or former employees following termination of employment.

                3.17 Compliance With Legislation Regulating Environmental Quality. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no toxic wastes or other toxic or hazardous substances or materials being stored or otherwise held on or under any of the real properties owned, leased or used by the Company or any of its Subsidiaries (collectively, the "Facilities"). Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries have maintained the Facilities in compliance in all material respects with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations. Except as set forth on Schedule 3.17 of the Company Disclosure Schedules and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) none of the Company and its Subsidiaries has received any written communication that remains outstanding and alleges that any of such entities is not in compliance with, or is subject to liability under any Environmental Laws (as defined below); (ii) the current and former operations of the Company and its Subsdiaries are, and were at all times, in compliance with all Environmental Laws; (iii) none of the Company and its Subsidiaries has received written notice of or entered into any judgment, decree or order issued by any governmental authority relating to compliance with or liability under any Environmental Law or to any investigation or cleanup of hazardous materials under any Environmental Law; (iv) each of the Company and its Subsidiaries has all permits required under applicable Environmental Laws for the operation of its business as presently conducted; and (v) hazardous materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the Facilities or in a manner or to a location that could give rise to liability under, any Environmental Laws. "Environmental Laws" means any applicable law that deals with (i) pollution or protection of natural resources or the environment or (ii) exposure of persons to toxic or hazardous substances, raw materials or chemicals, including any law relating to worker safety or product liability matters to the extent it relates to such matters.

                3.18 Brokers. Except as set forth on Schedule 3.18 of the Company Disclosure Schedules, there are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.

                3.19 Payments. To the Company's Knowledge, neither the Company nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item or property, however characterized, to any finder, agent, government official, or other party, which is in any manner related to the business or operations of the Company or any of its Subsidiaries which was illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

                3.20 Tax Matters. The Company and each of its Subsidiaries (hereinafter referred to in this Section 3.20 collectively as the "Taxpayers") have duly filed all material federal, state, local and foreign tax returns and reports, and all such tax returns and reports were correct and complete in all material respects. The Taxpayers have paid in full all material taxes required to be paid by such Taxpayers before such payment became delinquent. The Taxpayers have made adequate provision in its most recent financial statements, in conformity with generally accepted accounting principles consistently applied, for the payment of all taxes which are not yet due. All material taxes which any Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, there are no audits known by the Taxpayers to be pending of any of the Taxpayers' material tax returns, and there are no disputes or claims which have been asserted relating to any of the Taxpayers' material tax returns filed for any year which if determined adversely would result in the assertion by any governmental agency of any material deficiency. There have been no waivers of statutes of limitations by any of the Taxpayers. None of the Taxpayers has filed a statement under Section 341(f) of the Internal Revenue Code of 1986, as may be amended from time to time (the "Code") (or any comparable state income tax provision) consenting to have the provisions of
Section 341(f)(2) (collapsible corporations provisions) of the Code (or any comparable state income tax provision) apply to any disposition of any of the Taxpayers' assets or property. No property of the Taxpayers is property which the Company or any of its Subsidiaries is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f)(8) (safe harbor leasing provisions) of the Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the Tax Reform Act of 1986. Except as set forth on Schedule 3.20 of the Company Disclosure Schedules, none of the Taxpayers is a party to any material tax-sharing agreement or similar arrangement with any other party. The assets of the Company and each of its Subsidiaries are free and clear of all liens for material taxes that arose in connection with any failure to pay any tax, except for liens for taxes not yet due and payable. For the purpose of this Agreement, any federal, state, local or foreign income, sales, use, transfer, payroll, personal property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, is referred to as a "tax" and shall include any transferee or successor liability of any tax (whether by contract or otherwise) and any liability in respect of any tax as a result of being a member of an affiliated group within the meaning of Section 1504 of the Code (or any consolidated, combined group defined under a similar provision of state, local or foreign law). The Company is, and at all times has been, properly treated as a partnership, and not as a corporation, an association or a publicly traded partnership for federal income tax purposes.

                3.21 Affiliate Arrangements. There are no agreements between or among the Company or any of its Subsidiaries, on the one hand, and any Affiliate (as defined below) of the Company or any of its Subsidiaries, on the other hand, except as set forth on Schedule 3.21 of the Company Disclosure Schedules. For purposes of this Agreement, the term "Affiliates" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the 1933 Act, provided, however, the term "Affiliate" when used with respect to the Company shall mean any business entity in which the Company owns directly or indirectly fifty percent (50%) or more of the total voting power.

                3.22    Certain Information.

                (a) Audit Reports and Publishers' Statements. To the Company's Knowledge, the number of paid purchasers of the periodicals of the Company and its Subsidiaries for the last issue sold prior to February 22, 2003 for Audit Bureau of Circulations ("ABC") purposes was not less in any material respect than the number of subscribers for such issue set forth on Schedule 3.22(a) of the Company Disclosure Schedules. To the Company's Knowledge, the information submitted by the Company or its Subsidiaries to ABC for the twelve-month period ended December 31, 2002 for each of the periodicals of the Company and each of its Subsidiaries and the 2001 Publishers' Statements is true and correct in all material respects.

                (b) Subscription and Circulation Information. The Company has heretofore provided to Merger Corp a true, complete and correct copy of the most recent ABC reports with respect to subscription and circulation data relating to the periodicals of the Company and each of its Subsidiaries.
Schedule 3.22(b) of the Company Disclosure Schedules is a summary of the most current available subscription and circulation estimates with respect to the periodicals of the Company and each of its Subsidiaries. Other than as reflected on Schedule 3.22(b) of the Company Disclosure Schedules, all current subscriptions to the periodicals of the Company and each of its Subsidiaries have been sold in material compliance with the ABC rules and regulations for qualified circulation.

                (c) Advertising Contracts. The Company has heretofore delivered to the New Investors a complete and correct list for each of the periodicals of the Company and each of its Subsidiaries of the largest (in terms of each of pages and advertising revenue) ten (10) advertisers for the twelve
(12) months ended December 31, 2002. Except as set forth and described on
Schedule 3.22(c) of the Company Disclosure Schedules, no advertiser which was one of the largest (in terms of pages and/or advertising revenue) twenty (20) advertisers for fiscal year 2002 for any of the periodicals of the Company and each of its Subsidiaries has given notification to the Company or such Subsidiary of its intent to cancel advertising placed or to suspend, modify in a manner materially adverse to the Company and each of its Subsidiaries or otherwise terminate its relationship with such publication.

                (d) Rate Cards. All rate cards currently in effect with respect to the periodicals of the Company and each of its Subsidiaries have been previously delivered to the New Investors, and all material changes proposed to be made to any current rate card rates are set forth in Schedule 3.22(d) of the Company Disclosure Schedules.

                3.23    Employee Benefits.

                (a) Schedule 3.23 of the Company Disclosure Schedules lists each material Employee Benefit Plan (as defined below).

                (b) Each such Employee Benefit Plan complies and has been maintained in all material respects in accordance with its terms, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code has either received a current and valid determination letter (or opinion letter if applicable) from the Internal Revenue Service or the remedial amendment period with respect to such Employee Benefit Plan has not yet expired and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

                (c) The Company has delivered or made available to the New Investors correct and complete copies of each material Employee Benefit Plan and, to the extent applicable, a favorable determination letter (or opinion letter if applicable) from the Internal Revenue Service.

                (d) Except as set forth on Schedule 3.23 of the Company Disclosure Schedules:

                        (i) None of the Company and its Subsidiaries, nor any entity which is treated as a single employer with the Company or any of its Subsidiaries for purposes of Code Section 414 (each an "ERISA Affiliate") of each maintains any Employee Pension Benefit Plan (as defined in ERISA Section 3(2)) subject to Title IV of ERISA or Section 412 of the Code or has any liability under any such Employee Pension Benefit Plan that remains unsatisfied.

                        (ii) None of the Company and its Subsidiaries or any ERISA Affiliate contributes to any Multiemployer Plan (as defined in ERISA Section 3(37)) or has any liability (including withdrawal liability) under any Multiemployer Plan.

                        (iii) None of the Company and its Subsidiaries maintains or contributes to any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of such Company or Subsidiary or, their spouses, or their dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).

                (e) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with a subsequent event) will result in the acceleration of the time of payment or vesting of any material compensation or employee benefits under any Employee Benefit Plans, whether or not any such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

                (f) "Employee Benefit Plan" means all "employee benefit plans," as defined in ERISA Section 3(3), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37), and any stock purchase, stock option, severance pay, employment, change-in-control, fringe benefit, collective bargaining, vacation pay, company awards, salary continuation, sick leave, excess benefit, supplemental retirement, deferred compensation, bonus or other incentive compensation, stock purchase, life insurance, and all other employee benefit plans, contracts, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, material oral or written, under which any present or former employee of the Company and each of its Subsidiaries has any present or future right to benefits sponsored or maintained by the Company or any of its Subsidiaries and under which the Company or any of its Subsidiaries has any present or future liability.

                3.24 Financial Statements. Set forth on Schedule 3.24 of the Company Disclosure Schedules are (i) an audited balance sheet of AMO and its consolidated Subsidiaries as of March 31, 2002 and as of March 31, 2001, and the related consolidated statements of income, stockholders' equity and cash flow for the fiscal year ended March 31, 2002 and the fiscal year ended March 31, 2001, and (ii) an unaudited combined balance sheet of AMO and its consolidated Subsidiaries as of December 31, 2002, and the related combined consolidated statements of income, stockholders' equity and cash flow for the nine (9) months ended December 31, 2002 (collectively, the "Financial Statements"). Except as set forth therein, the Financial Statements present fairly, in all material respects, the combined and/or the consolidated financial position, results of operations, changes in stockholders' equity and cash flows of AMO and its Subsidiaries at the respective dates set forth therein and for the respective periods covered thereby, and were prepared in accordance with generally accepted accounting principles (except, in the case of the interim financial statements, for the absence of footnotes and any year-end adjustments), consistently applied in accordance with past practice (except to the extent set forth therein). The Financial Statements have been prepared from the books of account and financial records of AMO and its Subsidiaries.

                3.25 Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person or entity has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

        4. Representations and Warranties by Merger Corp. Merger Corp represents and warrants to the Company, as of the date hereof, except as set forth in the Merger Corp Disclosure Schedule, as follows:

                4.1 Organization. Merger Corp is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware and has the power and authority to carry on its business as now being conducted.

                4.2     Authority.

                (a) Merger Corp has the power to enter into this Agreement and all other agreements, instruments, and documents executed and delivered by it pursuant to this Agreement (collectively, the "Merger Corp Delivered Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Merger Corp Delivered Documents and the consummation of the transactions contemplated thereby have been duly authorized by Merger Corp, and no other proceeding on the part of Merger Corp is necessary to authorize the execution and delivery of the Merger Corp Delivered Documents or the performance of any of the transactions contemplated thereby. Assuming due authorization, execution and delivery of the documents by the other parties thereto, the Merger Corp Delivered Documents will be legal, valid, and binding obligations of Merger Corp enforceable against Merger Corp in accordance with their respective terms.

                (b) Merger Corp has been formed solely as a transitory entity for the purpose of facilitating the acquisition of the New Units by the Transferors making Cash Contributions (as defined in the Contribution Agreement) to Merger Corp pursuant to the terms of the Contribution Agreement, effecting a recapitalization of the Company and engaging in the transactions contemplated by this Agreement. Except for liabilities incurred by Merger Corp in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement, Merger Corp has not incurred, directly or indirectly, through any Subsidiary, any liability or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any person. Merger Corp has no Subsidiaries.

                4.3 No Violation. Neither the execution, delivery or performance of any documents required to be delivered hereunder by Merger Corp nor consummation of any of the transactions contemplated thereby (i) will violate or conflict with the certificate of incorporation or bylaws of Merger Corp, (ii) will result in any breach of or default under any provision of any contract or agreement to which Merger Corp is bound or to which any property or assets of Merger Corp is subject, (iii) is prohibited by or requires Merger Corp to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which Merger Corp is bound or with respect to which Merger Corp is an obligor or guarantor, or (v) will result in the creation or imposition of any Encumbrance upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the equity or any of the properties, assets, business, agreements, or contracts of Merger Corp, except, with respect to the immediately foregoing clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate, have a material adverse effect on the ability of Merger Corp to consummate the transactions contemplated by this Agreement.

                4.4 Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the knowledge of Merger Corp, threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving such Investor or any of its properties or assets that (i) questions the validity of this Agreement or the agreements contemplated hereby or (ii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by Merger Corp under this Agreement.

                4.5 Brokers. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Merger Corp.

                4.6 Knowledge; Access. Merger Corp represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its execution and delivery of the Merger Corp Delivered Documents and the consummation of the transactions contemplated thereby. Merger Corp further represents that it has had access to, and prior to its execution of this Agreement, the opportunity to ask questions of, and receive answers from, the Company and its respective officers concerning the terms and conditions of the transactions contemplated hereby and to obtain additional information (to the extent that the Company possessed such information (or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

                4.7 Disclaimer of Other Representations and Warranties. Merger Corp does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person or entity has been authorized by Merger Corp to make any representation or warranty relating to Merger Corp or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Merger Corp.

        5.      Covenants.

                5.1 Conduct of the Business. The Company covenants and agrees that, except as otherwise contemplated by this Agreement (including the Exhibits hereto and the Company Disclosure Schedules), during the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practices, and use its commercially reasonable efforts to keep available the services of the employees of the Company and its Subsidiaries, to preserve the relationships of the Company and its Subsidiaries with their customers, suppliers, advertisers, distributors and other persons with which the Company and its Subsidiaries have significant relations, and to maintain and preserve intact the business of the Company and its Subsidiaries in all material respects with a view toward preserving to and after the Closing Date the business and the assets and the goodwill of the Company and the Subsidiaries. Until the Closing, except as otherwise contemplated by this Agreement (including the Exhibits hereto and the Company Disclosure Schedules) or any Company Delivered Document, required by any change in applicable law or otherwise approved in writing by Merger Corp, the Company shall not, and shall cause each of its Subsidiaries not to, (a) take any action that under the terms of the Amended LLC Agreement or applicable law would require the consent of the Company's Board of Managers or Members or (b) agree, whether in writing or otherwise, to do any of the foregoing.

                5.2 Access to Information; Confidentiality. Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to
Section 7.1, Merger Corp may make or cause to be made such investigation of the business and properties of the Company and of its Subsidiaries and of their respective financial and legal condition as Merger Corp deems reasonably necessary. The Company shall, and shall cause its Subsidiaries to, permit Merger Corp and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Company and its Subsidiaries during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company and its Subsidiaries; provided, that such investigation shall not unreasonably disrupt personnel and operations of the business and shall be at Merger Corp's sole cost and expense. All requests for access to the offices, properties, books and records of the Company and its Subsidiaries shall be made to such representatives of the Company or its Subsidiaries as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.

                5.3 Assistance Regarding Financing. The Company shall provide, and will cause each Subsidiary and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement and obtaining of any co-investment financing contemplated by the Contribution Agreement as may be reasonably requested by Merger Corp, including, without limitation, facilitating customary due diligence and arranging senior officers, as selected by Merger Corp, assisting in the preparation of presentations, offering memoranda, private placement memoranda and similar documents and meeting with prospective investors in customary presentations for such types of investments.

                5.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Section 6 to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary consents or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any governmental authority or other person, and (ii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action, no party, without the consent of the other parties, shall pay any consideration, divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which, individually or in the aggregate, would have a Material Adverse Effect or materially adversely affect the benefits of the transactions contemplated by this Agreement to such party.

                5.5 Public Announcements. Except to the extent otherwise required by applicable law, neither of the parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement without the prior written consent of the other party.

                5.6 Activities of Merger Corp. Merger Corp shall execute and deliver Instruments of Accessions to the Contribution Agreement with existing Members of the Company acceptable to the Evercore Members from time to time prior to April 9, 2003. Other than as contemplated in the Contribution Agreement, in the immediately preceding sentence and in that certain letter between Merger Corp and the Evercore Members dated as of the date herof, Merger Corp will not agree to any amendment or modification or, waiver under, the Contribution Agreement without the prior written approval of the Company. Immediately prior to the Merger, Merger Corp will enforce the Contribution Agreement to the fullest extent permitted by applicable laws. Merger Corp will not engage in any business or activity other than in connection with, or as contemplated by, this Agreement.

                5.7 Board Observer Right. From the date hereof through the earlier of (i) the Effective Time or (ii) the termination of this Agreement pursuant to Section 7.1 hereof, Anthony J. DiNovi shall have the right to attend all meetings of the Company's Board of Directors in a non-voting observer capacity, and in connection therewith, the Company shall give Mr. DiNovi, concurrently with the distribution of such materials to members of its Board of Directors, copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to members of its Board of Directors; provided, that Mr. DiNovi may be excluded from attending any meeting (or portion thereof) or receiving any information in either case relating to any matter with respect to which, if Mr. DiNovi were a director, he would otherwise be excluded from attending or receiving in order to avoid any conflict of interest.

                5.8 Tax Covenant. The Company covenants that, for the Company's taxable year in which the Merger occurs, it will have in effect, and shall take all actions in order to effect, a valid election under Section 754 of the Code, which election shall be effective with respect to the Merger.

        6.      Closing Conditions.

                6.1 Conditions to Obligations of the Company and Merger Corp. The obligations of each of the Company and Merger Corp to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by both the Company and Merger Corp), prior to or at the Closing, of the following conditions precedent:

                (a) No decision shall have been rendered by, any court or other governmental authority or arbitrator which restrains, prevents or prohibits, or could result in the rescission of the transactions contemplated by this Agreement.

                (b) All material consents and approvals of governmental authorities necessary for consummation of the transactions contemplated hereby shall have been obtained.

                (c) The Credit Agreement shall have been amended in the manner set forth in Schedule 6.1 of the Company Disclosure Schedules.

                (d) The transactions set forth in the Contribution Agreement shall have been consummated in the manner set forth therein.

                (e) The limited partnership agreements of Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P., Evercore Capital Offshore Partners L.P. and Evercore Capital Partners II L.P. each shall have been amended in such a manner to permit the transactions contemplated hereby and by the Contribution Agreement.

                (f) The Amended LLC Agreement shall have been executed and delivered by the parties to the Contribution Agreement.

                6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by the Company), prior to or at the Closing, of the following conditions precedent:

                (a) The representations and warranties of Merger Corp shall have been true and correct on the date hereof, except for such failure to be true and correct that would not, individually or in the aggregate, have a material adverse effect on the ability of Merger Corp to consummate the transactions contemplated by this Agreement, and Merger Corp shall have performed each of its obligations under this Agreement and the other documents which by the terms hereof are to be performed on or before the Closing Date, except to the extent that any such failure of performance would not, individually or in the aggregate, have a material adverse effect on the ability of Merger Corp to consummate the transactions contemplated by this Agreement.

                (b) Merger Corp's President shall have delivered an executed certification confirming the matters set foth in Section 6.2(a).

                6.3 Conditions to Obligations of Merger Corp. The obligations of Merger Corp to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by Merger Corp), prior to or at the Closing, of the following conditions precedent:

                (a) The representations and warranties of the Company shall have been true and correct on the date hereof, except for such failure to be true and correct that would not, individually or in the aggregate, have a Material Adverse Effect, and the Company shall have performed each of its obligations under this Agreement and the other documents which by the terms hereof are to be performed on or before the Closing Date, except to the extent that any such failure of performance would not, individually or in the aggregate, have a Material Adverse Effect.

                (b) AMI and Evercore Advisors L.P. ("Evercore Advisors") shall have terminated that certain Management Agreement dated as of May 7, 1999 by and between AMI and Evercore Advisors pursuant to a termination agreement in the form attached hereto as Exhibit B.

                (c) AMI shall have executed and delivered to THL Managers V, LLC ("THL Managers") and Evercore Advisors a Management Agreement in the form attached hereto as Exhibit C, and AMI shall have paid all amounts due to THL Managers and Evercore Advisors at the Closing thereunder by wire transfer of immediately available funds to the accounts set forth therein.

                (d) AMI shall have executed and delivered side letters in the form attached hereto as Exhibit D providing for the payment of certain bonuses to members of AMI's management selected mutually by AMI's Board of Directors and DJP in the amounts set forth therein; provided that the amounts of such bonuses do not exceed an aggregate of $710,000.

                (e) The Company shall have executed and delivered a management rights letter (the "Management Rights Letter") to each of Evercore Capital Partners L.P., Evercore Capital Partners (NQ) L.P. and Evercore Capital Partners II L.P., Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., and Thomas H. Lee Equity (Cayman) Fund V, L.P. in the form attached hereto as Exhibit E.

        7.      Termination.

                7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                (a)     By mutual consent of the Company and Merger Corp;

                (b) By the Company, if there has been a material violation or breach by Merger Corp of any agreement contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Company impossible and such violation or breach has not been waived by the Company;

                (c) By Merger Corp, if there has been a material violation or breach by the Company of any agreement contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Merger Corp impossible and such violation or breach has not been waived by Merger Corp; or

                (d) By either the Company or Merger Corp on and after July 1, 2003 if the Closing shall not have previously occurred.

                7.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, this Agreement shall forthwith become null and void, without any liability on the part of any party hereto, or any subsidiaries or affiliates of, or any officers, directors or employees of, any party. Nothing contained in this Section 7.2 shall relieve any party for any intentional breach of any covenant, agreement, representation or warranty contained in this Agreement.

        8.      Miscellaneous.

                8.1 Non-Survival of Representations, Warranties and Covenants Release Upon Closing. None of the representations or warranties in this Agreement shall survive the Closing. Following consummation of the Closing, any breach of representations or warranties by any party shall be deemed to be waived by all other parties, and such other parties shall be deemed to fully release and forever discharge the breaching party on account of any and all claims, demands or charges, known or unknown with respect to the same, except that nothing in this Section 8.1 shall be construed so as to limit the ability of any party to bring a claim or action against any other person for fraud committed directly by such person. The foregoing provision shall not limit any covenant or agreement of any of the parties set forth in Section 5.8 or otherwise which by its terms contemplates performance after the Closing.

                8.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

                8.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered in person or by courier, by facsimile transmission, or mailed by certified or registered mail, postage prepaid, return receipt requested, and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable overnight courier service (charges prepaid for overnight delivery) or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, as follows:

                (a)     If to the Company  EMP Group L.L.C.

                                           11111 Santa Monica Blvd., Suite 1500
                                           Los Angeles, CA  90025
                                           Attn:  Austin Beutner
                                           Telephone: (310) 689-0810
                                           Facsimile: (310) 689-0812;

                        with a copy to:    American Media, Inc.
                                           5401 Northwest Broken Sound Blvd.
                                           Boca Raton, FL  33487
                                           Attn:  Michael B. Kahane
                                           Telephone: (561) 989-1225
                                           Facsimile: (561) 989-1224;

                        with a copy to:    Evercore Partners Inc.
                                           65 East 55th Street, 33rd Floor
                                           New York, NY  10022
                                           Attn:  Neeraj Mital
                                                  Saul Goodman
                                           Telephone: (212) 857-3100
                                           Facsimile: (212) 857-3152; and

                        with a copy to:    Simpson Thacher & Bartlett
                                           3330 Hillview Avenue
                                           Palo Alto, CA 94304
                                           Attn:  Richard Capelouto, Esq.
                                           Telephone:  (650) 251-5000
                                           Facsimile:  (650) 251-5002; and

                (b)     If to Merger Corp: EMP Merger Corp.

                                           c/o Thomas H. Lee Partners, L.P.
                                           75 State Street
                                           Boston, MA  02109
                                           Attn:  Anthony DiNovi
                                                  Soren Oberg
                                           Telephone: (617) 227-1050
                                           Facsimile: (617) 227-3514;

                        with a copy to:    Evercore Partners Inc.
                                           65 East 55th Street, 33rd Floor
                                           New York, NY  10022
                                           Attn:  Neeraj Mital
                                                  Saul Goodman
                                           Telephone: (212) 857-3100
                                           Facsimile: (212) 857-3152; and

                        with a copy to:    Weil, Gotshal & Manges LLP
                                           101 Federal Street
                                           Boston, MA  02110
                                           Attn:  James Westra, Esq.
                                           Telephone: (617) 772-8300
                                           Facsimile: (617) 772-8333;

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                8.4 Choice of Law. This Agreement shall be construed, interpreted, and the rights of the parties determined in accordance with the laws of the State of New York except with respect to matters of law concerning the internal corporate or organizational affairs of any corporate or other entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                8.5 No Third Party Rights. Except as otherwise specifically provided herein, nothing in this Agreement shall be construed to give any person or entity other than the Company and Merger Corp any legal or equitable right, remedy or claim under this Agreement. Except as otherwise provided herein, this Agreement shall be for the sole and exclusive benefit of the foregoing parties and their respective permitted successors, assigns, heirs and personal representatives.

                8.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, and the other agreements and documents contemplated hereby constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                8.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or of any other such instrument.

                8.9 Headings. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                8.10 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

                8.11 Remedies. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement or provided by law shall be cumulative, and no one of them shall be exclusive of any other.

                8.12 Further Assurances. The parties agree to cooperate and take such further action and execute such documents, instruments and certificates as may reasonably be required in order to more effectively carry out the terms of this Agreement and the intentions of the parties.

                8.13 Company's Knowledge. For purposes of this Agreement, "Company's Knowledge" or "Knowledge of the Company" shall mean the actual knowledge of any of David J. Pecker, John Miley, Michael B. Kahane and Lawrence Bornstein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

EMP GROUP L.L.C.


By:     /s/ Saul Goodman
        --------------------------------
Name:   Saul Goodman
        --------------------------------
Title:  Authorized Person
        --------------------------------


EMP MERGER CORPORATION


By:     /s/ Anthony J. DiNovi
        --------------------------------
Name:   Anthony J. DiNovi
        --------------------------------
Title:  President
        --------------------------------

                                    EXHIBIT A

                              AMENDED LLC AGREEMENT
                              [Separate Attachment]

                                    EXHIBIT B

                          FORM OF TERMINATION AGREEMENT
                             EVERCORE ADVISORS INC.

                                                       [____________] [__], 2003

American Media, Inc.
5401 Northwest Broken Sound Blvd.
Boca Raton, FL 33487

Ladies and Gentlemen:

        American Media, Inc. (the "Company") and Evercore Advisors Inc. ("Evercore") hereby agree that the Management Agreement, dated May 7, 1999, between the Company and Evercore (the "Original Management Agreement") is hereby terminated in its entirety and, subject to the provisions herein and therein with respect to the survival of certain provisions following such termination, shall be of no further force and effect. Notwithstanding the foregoing, Section 5 of the Original Management Agreement shall remain in effect with respect to Out-of-Pocket Expenses (as defined in the Original Management Agreement) incurred prior to the date hereof, and the provisions of Sections 6, 8 and 10 of the Original Management Agreement and otherwise as the context so requires shall survive the termination of the Original Management Agreement.

        This letter agreement is binding and enforceable against the Company and Evercore. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein. This letter agreement may be signed in one or more counterparts by different parties with the same effect as if all parties had signed the same instrument. This letter agreement may not be modified or amended, nor will any consent, waiver or approval contemplated hereunder be effective, unless expressly agreed to in writing by the Company and Evercore.

        IN WITNESS WHEREOF, the parties have executed this letter agreement as of the day and year first above written.

                                              THE COMPANY:

                                              AMERICAN MEDIA, INC.

                                              By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

EVERCORE ADVISORS INC.

By:
    ------------------------------
    Name:
    Title:

                                    EXHIBIT C

                          FORM OF MANAGEMENT AGREEMENT
                              [Separate Attachment]

                                    EXHIBIT D

                               FORM OF SIDE LETTER

                              AMERICAN MEDIA, INC.

                                                        [___________] [__], 2003

[Manager]
[Address of Manager]

Dear [Manager]:
        Reference is made to that certain Agreement and Plan of Merger, dated February 24, 2003, by and among EMP Group L.L.C. and EMP Merger Corporation (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement. In furtherance of the Agreement and in consideration of the mutual covenants and agreements contained therein and in the exhibits thereto, American Media, Inc. (the "Company") agrees to pay [Manager] (the "Manager") a one-time transaction bonus in the amount of $[_______]. Such payment is expressly contingent upon consummation of the Merger and shall be made no later than thirty (30) days following the Closing in immediately available funds to an account designated by the Manager or in such form mutually agreed to by the Company and Manager.
        This letter agreement is binding and enforceable against the Company and the Manager. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed therein. This letter agreement may be signed in one or more counterparts by different parties with the same effect as if all parties had signed the same instrument. This letter agreement may not be modified or amended, nor will any consent, waiver or approval contemplated hereunder be effective, unless expressly agreed to in writing by the Company and the Manager.

                     [Remainder of Page Intentionally Blank]

        IN WITNESS WHEREOF, the parties have executed this letter agreement as of the day and year first above written.

                                              THE COMPANY:


                                              AMERICAN MEDIA, INC.


                                              By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

Agreed to and Acknowledged as
of the date first set forth above:

[Insert Manager's signature block]

                                    EXHIBIT E

                           MANAGEMENT RIGHTS AGREEMENT

                                                      [_____________] [__], 2003

[Sponsor]

[Address]

        Re:     Management Rights

To Whom It May Concern:

        In consideration of the acquisition of units issued by EMP Group L.L.C. (the "Company") as of the date hereof, the Company hereby agrees that [Sponsor] (the "Investor") has the following rights so long it owns any units issued by the Company:

                1. If the Investor is not represented by a designee on the Company's Board of Managers or other similar governing board, the right to receive the same information as is provided to members of the Board of Managers of the Company.

                2. Upon the reasonable request of the Investor from time to time, a representative of the Investor will be entitled to meet and consult with the senior executive management team of the Company to discuss the Company's quarterly and annual business plans and to review the Company's progress in achieving its plans. The Company will notify the Investor of any significant business issues or initiatives affecting the Company, such as: changes in the Company's capital structure; incurrence of any significant indebtedness; significant business acquisitions, dispositions or similar transactions; developments or proposals entailing a potentially significant liability; nomination of directors; appointment or election of senior management personnel; and adoption of contracts, plans or other compensation arrangements covering senior management personnel. Whenever reasonably possible, such notice will be provided to the Investor in a manner that affords the Investor an opportunity to consult with the Company prior to the Company taking any significant action on such issues or initiatives.

                3. Upon the reasonable request of the Investor, a representative of the Investor will be entitled to inspect the books and records of the Company and the facilities of the Company, and to request and receive reasonable information regarding the Company's financial condition and operations. Without limiting the foregoing, the Company shall deliver to the Investor:

                (a)     as soon as available and in any event within forty-five
        (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and the consolidated statements of income and cash flows of the Company and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

                (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and the consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon of a firm of established national reputation; and

                (c) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, actually prepared by the Company as soon as available.

        The above-mentioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Investor's ownership of units as a venture capital investment for purposes of the Department of Labor "plan asset" regulation, 29 C.F.R. Section 2510.3-101, and in the event such rights are not satisfactory for such purpose, the Company and the Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulation. Notwithstanding the foregoing, in the event that the Investor's equity interests in the Company are exchanged, converted or transferred in any manner for or into equity interests in any other corporation, organization, or similar entity pursuant to any recapitalization of the Company, including, without limitation, any merger of the Company with and into any of its subsidiaries, the Company shall use its best efforts to provide that a Management Rights Letter in form and substance similar to this letter be executed and delivered to the Investor by such successor company.

                                              COMPANY:

                                              EMP GROUP L.L.C.

                                              By:
                                                 -------------------------------
                                              Name:
                                              Title:

                                    EXHIBIT F

                             CONTRIBUTION AGREEMENT
                              [Separate Attachment]